As filed with the Securities and Exchange Commission on May 4, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OWENS & MINOR, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1701843
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9120 Lockwood Boulevard, Mechanicsville, Virginia	23116
(Address of principal executive offices)	(Zip Code)

Owens & Minor, Inc. 2018 Stock Incentive Plan

(Full title of the plan)

Nicholas J. Pace, Esq.

Executive Vice President, General Counsel and Corporate Secretary

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

(Name and address of agent for service)

(804) 723-7000

(Telephone number, including area code, of agent for service)

It is respectfully requested that the Commission send copies of all notices, orders and communications to:

Timothy Cruickshank, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On March 29, 2022, Owens & Minor, Inc. (the “Company”) completed its acquisition of Apria, Inc., a Delaware corporation (“Apria”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 7, 2022, by and among the Company, Apria and StoneOak Merger Sub Inc., a Delaware corporation and indirect wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub merged with and into Apria, with Apria continuing as the surviving corporation and an indirect wholly owned subsidiary of the Company (the “Merger”).

This Registration Statement registers 3,216,759 shares of common stock, par value $2.00, of the Company (“Company Common Stock”) that may be issued under the Owens & Minor, Inc. 2018 Stock Incentive Plan (as amended from time to time, “OMI Plan”), in accordance with, and subject to the terms and conditions of, an exception under Rule 303A.08 of the NYSE Listed Company Manual (“Rule 303A.08”). The shares of Company Common Stock registered hereunder represent the number of shares of Apria common stock that were available for issuance under the Apria, Inc. 2021 Omnibus Incentive Plan immediately prior to the Merger, as appropriately adjusted to reflect the Merger and assumed by the Company, in accordance with Rule 303A.08. Pursuant to an exception under Rule 303A.08, shares that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger may be used (after appropriate adjustment of the number of shares to reflect the transaction) by the listed acquiring company for certain post-transaction grants, either under the pre-existing plan or another plan, provided that (i) the time during which those shares are available for grants is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction, and (ii) such awards are not granted to individuals who were employed, immediately before the transaction, by the post-transaction listed company or entities that were its subsidiaries immediately before the transaction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) (File No. 001-09810) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof, to the extent that such documents are considered filed with the Commission:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Form 10-K”);

•

the portions of the Company’s definitive Proxy Statement for the 2022 Annual Meeting of Shareholders, filed with the Commission on March 17, 2022, that have been incorporated by reference into the Form 10-K;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022;

•

the Company’s Current Reports on Form 8-K and any amendments thereto, filed with the Commission on January  10, 2022, January  10, 2022, February  1, 2022, February  23, 2022 (Item 8.01 only), February  24, 2022 (Items 5.02, 5.03 and 9.01 only), March  1, 2022, March  23, 2022, March  29, 2022 and April 29, 2022;

•

the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on July 13, 2004, pursuant to Section 12(b) of the Exchange Act, as amended by Exhibit 4.10 to the Form 10-K and as amended by any subsequent amendment or any subsequent report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, to the extent that such documents are considered filed with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the above, information that is “furnished” to the Commission shall not be deemed “filed with” the Commission and shall not be deemed incorporated by reference into this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) establishes a statutory limit on liability of directors and officers of a Virginia corporation for damages assessed against it in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes the corporation to specify a lower monetary limit on liability (including the elimination of liability) in its articles of incorporation or shareholder-approved bylaws; however, the liability of a director or an officer director shall not be limited if such director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including any unlawful insider trading or manipulation of the market for any security.

Under the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification when a director or an officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or an officer of the corporation, and further provides that a Virginia corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by the corporation’s articles of incorporation or shareholder-approved bylaws, except an indemnity against willful misconduct or a knowing violation of criminal law.

The VSCA permits a corporation to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, and incurred in his or her capacity as, a director or an officer, whether or not the corporation would have the power to indemnify the director or officer against this liability under Virginia law.

The Company’s amended and restated articles of incorporation eliminates the liability of its directors and officers to the company or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, except in the case of willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Company is required to indemnify its directors and officers in connection with any proceeding brought upon such director or officer by reason of having been a director or officer unless he or she engaged in willful misconduct or a knowing violation of the criminal law. In addition, the company’s articles of incorporation requires it to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding or a final determination as to the availability of indemnification if the director or officer furnishes to the company a written statement of his or her good faith belief that he or she has met the relevant standard of conduct and a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

The Company carries insurance on behalf of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Owens & Minor, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed July 29, 2008)

3.2	Amended and Restated Bylaws of Owens & Minor, Inc., effective April 29, 2022 (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed May 4, 2022)

5.1	Opinion of Troutman Pepper Hamilton Sanders LLP as to the legality of the securities being registered (filed herewith)

10.1	Owens & Minor, Inc. 2018 Stock Incentive Plan (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed March 26, 2018)

10.2	Amendment to the Owens & Minor, Inc. 2018 Stock Incentive Plan (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed March 28, 2019)

10.3	Amendment No. 2 to the Owens & Minor, Inc. 2018 Stock Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed March 19, 2020)

10.4	Amendment No. 3 to the Owens & Minor, Inc. 2018 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.7 of the Company’s Quarterly Report on Form 10-Q, filed May 4, 2022)

23.1	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, independent registered public accounting firm of Owens & Minor, Inc (filed herewith)

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Apria, Inc (filed herewith)

24.1	Powers of Attorney (included on signature page)

107	Filing Fee Table (filed herewith)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section (10)(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in the reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Hanover, Commonwealth of Virginia, on May 4, 2022.

OWENS & MINOR, INC.

By:	/s/ Edward A. Pesicka
	Name:	Edward A. Pesicka
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Edward A. Pesicka, Andrew G. Long and Nicholas J. Pace, and each of them individually, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of such persons any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 4, 2022.

Signature	Title
/s/ Edward A. Pesicka	President and Chief Executive Officer and Director (Principal Executive Officer)
Edward A. Pesicka

/s/ Andrew G. Long	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Andrew G. Long

/s/ Michael W. Lowry	Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)
Michael W. Lowry

/s/ Mark A. Beck	Chair of the Board of Directors
Mark A. Beck

/s/ Gwendolyn M. Bingham	Director
Gwendolyn M. Bingham

/s/ Kenneth Gardner-Smith	Director
Kenneth Gardner-Smith

/s/ Robert J. Henkel	Director
Robert J. Henkel

/s/ Stephen W. Klemash	Director
Stephen W. Klemash

/s/ Mark F. McGettrick	Director
Mark F. McGettrick

8